Reseller Agreement

This Reseller Agreement (the "Agreement") is made and entered into as 6/24/2020 (the "Effective Date") between Midas Green Technologies, LLC, a Texas limited liability Midas ("Midas"), and Edge Data Solutions, Inc., a Delaware corporation ("Reseller").

WHEREAS, Midas manufactures tanks designed to be filled with dielectric fluid and contain computer servers and other electronic devices for use in data centers and other applications; and

WHEREAS, Reseller wishes to be appointed a reseller of some or all of the Products and Midas is willing to make such appointment on the terms contained herein;

THEREFORE, Midas and Reseller hereby agree, as follows:

1. **Definitions.** The following definitions apply to capitalized terms in this Agreement. All other capitalized terms are defined in the body of the Agreement.

1.1. "Confidential Information" means proprietary information disclosed by one party to the other including (without limitation) proprietary product-related technology, ideas and algorithms; trade secrets; either party's technical, business or financial information and plans; the terms of this Agreement; and any item marked as confidential by the disclosing party. "Confidential Information" does not include information the receiving party can show is: or becomes generally known or publicly available through no fault of the receiving party; known by the receiving party prior disclosure, as evidenced by records, and is not subject to restriction; lawfully obtained from a third party with the right to make such disclosure; independently by Receiving Party; or disclosed pursuant to a lawful requirement of a governmental agency or court order, but then only to the extent so required or ordered (in such case Receiving Party will use reasonable efforts to timely advise the Disclosing Party prior to disclosure so that Disclosing Party will have an opportunity to seek a protective order or other appropriate relief.

1.2. "Documentation" means user documentation, on any media, provided by Midas for use with the product.

1.3. "End User" means any person or entity that purchases a Product for its own internal use.

1.4. “MSRP” means the Midas’ manufacturers’ suggested retail price. All prices exclude dielectric fluid, which must be purchased separately.

1.5. “Party” means either Midas or Reseller. “Parties” means both Midas and Reseller.

1.6. "Product(s)" means Midas’ immersion cooling tanks, including cooling modules and control systems, in addition to such Products installed inside a shipping container.

1.7. “Customer” means a prospect for purchase, lease (or such other method of obtaining) of any Product for whom Reseller has provided disclosure to Midas. A Prospective Customer does not include a prospect for whom Reseller has not submitted a Purchase Order (defined hereinbelow), or any other contractual arrangement, within six (6) months of disclosure to Midas, and with whom Reseller cannot demonstrate an active and ongoing sales effort.

1.8. “Services” means installation and maintenance of Products.

1.9. “Specially Manufactured Products” means those Products that are manufactured to specifications, including all Products installed in a shipping container, requested by Reseller or an End User.

1.10. "Software" will mean software products and software or firmware incorporated in a Product.

1.11. "Territory" means the United States, Canada, and (provided Reseller delivers a Purchase Order from an End User in Australia to Midas within 12 months of the Effective Date) Australia. The Parties may agree in writing to allow Reseller to make sales outside the Territory; such agreements are in Midas’ complete discretion.

2. **Appointment**. Reseller is appointed a non-exclusive reseller authorized to purchase Products from Midas and market and sell the Products only to End Users in the Territory. Reseller must obtain Midas’ prior written authorization for sales outside the Territory.

2.1. **Revision of Authorization.** Midas reserves the right to revise the list of Products and Services subject to this Agreement at any time.

2.2. **Software License.** Midas grants Reseller a nontransferable, nonexclusive license to use and distribute Software solely for use by End Users in connection with their use of Products. Reseller hereby agrees to the terms and condition of Software License Agreement.

2.3. **Non-Solicitation by Midas.**
For the Term of this Agreement and for the two years following the Term, Midas and its affiliates will not, directly or indirectly, solicit or entice, or attempt to solicit or entice, any Prospective Customer, for purposes of diverting their business from Reseller, or intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Reseller and such End User, if any such person or entity was, or has been an End User on or before the Termination Date of this Agreement.

2.4. **Non-Solicitation by Reseller.**
Except for the parties identified in Schedule 2.4 attached hereto, which may be amended from time to time by mutual agreement of the parties, for the Term of this Agreement and for the two years following the Term, Reseller and its affiliates will not, directly or

indirectly, solicit or entice, or attempt to solicit or entice, any vendor of Midas (including, but not limited to the entity that manufactures Products (or their components) for Midas, or intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Midas and such Vendor, if any such person or entity was, or has been an Vendor on or before the Termination Date of this Agreement.

3. **Price and Payment**

3.1. **Price to Reseller.** From time to time, and upon 30 days prior notice, Midas will provide Reseller with a list of the MSRP of its Products. Reseller will pay Midas the current MSRP less 20% (or such other price as to the Parties may agree in writing). After receiving Reseller's (or End User's) specifications, Midas will provide the MSRP for Specially Manufactured Products.

3.2. **Resale Prices**. Reseller will determine the resale prices to End Users. Midas may, however, provide Reseller with suggested retail price lists. Reseller may not share Resale Prices with any third party other than End Users, and may not advertise such prices publicly, post them on a website available to the public, or otherwise make them available via a publicly available source.

3.3. **Payment.** Reseller will pay Midas all amounts due according to the terms of Midas' invoice. Reseller may not change or add any terms to Midas' invoice. Reseller will make all payments via interbank transfer to Midas' designated bank account.

3.4. **Taxes.** Reseller is responsible for the payment of all taxes (other than taxes based on Midas' net income) in the Territory associated with the purchase or license of any Product, including value added and withholding taxes levied or based upon such charges, or this Agreement. Taxes related to Product, Documentation, and services purchased, licensed or provided will be paid by Reseller or Reseller will present an exemption certificate acceptable to the taxing authorities.

4. **Orders**

4.1. **Purchase Orders.** Reseller will submit all orders for Products and Services in writing and sent electronically in the manner specified by Midas ("Purchase Orders"). Purchase Orders will contain: The quantity of each Product ordered by Midas' model or part number; the Price per unit (as set out on the then-current Midas Price list); Payment arrangements; and Delivery Instructions, including the address and the date Reseller requests delivery of the Products.

4.2. **Acceptance.** Midas will within seven business days of receipt of the Purchase Order, communicate in writing, including email, its acceptance or rejection of the Purchase Order. Any Purchase Order not confirmed or rejected within that period are deemed to have been rejected. Midas may change MSRP for Products prior to acceptance of a Purchase Order and upon the notice specified above.

4.3. **Cancellation.** After Midas accepts a Purchase Order, Reseller may cancel all or part of it within three days without liability, and thereafter, subject to payment of a cancellation fee equal to the amount of the deposit paid by Reseller, as set out in Midas' invoice. Midas may determine a reduction in the cancellation fee in its sole discretion based on the size and nature of the order, production capacity, and economic conditions. Currently, Midas requires deposits for a single tank according to the following chart:

Event	Products	Specially Manufactured Products
Receipt of Purchase Order	30%	45%
Prior to Shipping	40%	40%
Upon Delivery	30%	15%

The cancellations fee is not a penalty; it is a liquidated amount designed to offset Midas' cost to cancel an order after it has begun the manufacturing process.

5. **Shipment and Delivery**

5.1. Midas will arrange for shipping and delivery of the Products to the location identified in the Purchase Order. Midas' MSRP includes import into Texas. Prior to shipment of the Products, Reseller will pay shipping costs from the place of import to the destination identified in the Purchase Order, including import, export fee, freight, and insurance charges. Title, risk of loss, theft, and damage passes to Reseller when the Product is imported into the United States.

5.2. **Failure or Delay in Delivery.** Midas will make commercially reasonable efforts to meet the requested delivery date specified in the Purchase Order, Midas will notify Reseller of the estimated delivery date, but Midas is not liable for failure to deliver timely.

5.3. **Acceptance of Products.** Reseller must notify Midas in writing within ten days of delivery of the Product to inform Midas of any alleged defects in a Product. The Parties will work in good faith work to resolve the defect without shipping the Product back to Midas. If Midas determines the Product has a major defect that cannot be remedied without having the Product shipped back to Midas, Midas will authorize the return of the Product and ship a replacement as soon as reasonably possible, at Midas' expense.

6. **Reseller Responsibilities.**

6.1. **Marketing.** Reseller will use its best efforts to market, advertise, promote, and sell Products in the Territory.

6.2. **Employee Training.** Reseller will ensure its employees responsible for marketing, sales, and support of the Products have proper skill, training, and background to enable them to provide such marketing, sales, and technical support service in a competent and professional manner.

6.3. **Sales Forecast / Cooperation.** Reseller will provide Midas with a quarterly sales forecast, the format of which will be mutually agreed from time to time. Reseller agrees to

work closely with Midas and use its best efforts to meet that sales goal. Reseller shall also periodically provide Midas disclosure of all parties Reseller considers a Customer.

6.4. **End User Software License Agreement.** Reseller will, prior to providing an End User with any Software use reasonable efforts to ensure that the End User has read and agreed to the terms and conditions of Midas's End User Software License Agreement.

6.5. **Reverse Engineering.** Reseller hereby agrees not to:

- Create or attempt to create by reverse engineering, disassembly, decompilation, or otherwise, the internal structure, the source code, hardware design, or organization of any part of the Product or aid or permit others to do so;
- Remove any identification or notices of any proprietary or copyright restrictions from any Product or its support material;
- Copy, modify, or translate the Software or, unless otherwise agreed in writing, develop derivative works thereof or include any portion of the Software in any other software program; and
- Disassemble the Product into component parts for distribution or otherwise.

6.6. **Records and Reports.** Reseller will maintain records of its marketing, sales, and support and maintenance services under this Agreement for a period of three years after termination of Agreement. Upon Midas' request, Reseller will provide Midas with reports describing Reseller's sales of Product in the Territory, including the number of Product sold, the dates and serial numbers of the Product, remaining inventory on hand, and contact information for End Users.

6.7. **Support.** Reseller is responsible for all first level of support for End Users (e.g., initial response, problem identification and problem resolution). Reseller will make available a sufficient number of trained personnel to provide such support for End Users. Midas shall provide technical support to Reseller as follows: (a) standard phone and email support during normal business hours Monday through Friday; (b) within twenty-four hours of receipt of a technical inquiry from Reseller related to Products, a response addressing the issue. For the avoidance of doubt, Reseller is solely responsible for the provision of billing support to any End User that purchase Product directly from Reseller, and Midas has no responsibility for or liability in respect of billing such End User unless specifically agreed otherwise in writing.

7. **Warranty**

7.1. Midas warrants solely for the benefit of Reseller that Products and Services will materially conform to the Documentation. This warranty does not apply to any damage resulting from unauthorized use or negligence on the part of Reseller. THIS SECTION SETS FORTH MIDAS'S SOLE OBLIGATION, AND RESELLER'S SOLE AND EXCLUSIVE REMEDY, FOR A BREACH OF THE WARRANTY.

7.2. EXCEPT AS PROVIDED HEREIN, THE PRODUCT IS PROVIDED WITH A WRITTEN LIMITED WARRANTY. MIDAS EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE,

INCLUDING, BUT NOT LIMITED TO, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND IMPLIED WARRANTIES ARISING FROM A COURSE OF DEALING OR COURSE OF PERFORMANCE. MIDAS DOES NOT WARRANT THAT THE PRODUCT WILL OPERATE UNINTERRUPTED OR BE ERROR-FREE, OR THAT ALL DEFECTS WILL BE CORRECTED.

8. **Confidential Information.** Each Party will protect the other's Confidential Information from unauthorized dissemination and use the same degree of care that such party uses to protect its own like information, but never less than a commercially reasonable standard of care. Neither Party will disclose to third parties the other's Confidential Information without prior written consent. Neither Party will use the other's Confidential Information for purposes other than those necessary to directly further the purposes of this Agreement. Each employee or agent of Reseller, performing duties hereunder, will be made aware of this Agreement and will execute a document that binds the employee or agent to the same level of confidentiality contained herein.

9. **Ownership of Intellectual Property.** Reseller hereby agrees that Midas, its suppliers, and licensors (if any), own and retain all right, title and interest to (a) the manufacture and production of Product (including copies and derivative works thereof, by whomever produced), and Product Documentation, including all intellectual property rights embodied therein; (b) all service marks, trademarks, trade names and any other designations, and (c) all copyrights, patent rights, trade secret, and other proprietary rights in the Product, and Reseller will have no rights with respect thereto.

10. **Trademark.** Reseller may use Product names, logos and other marks ("Marks") on the its marketing and promotional material as authorized by Midas for all proper purposes in the performance of Reseller's duties hereunder. Reseller's use of such Marks must be in accordance with Midas' policies in effect from time to time, including, but not limited to, trademark usage and advertising policies. Reseller has no claim or right in such Marks and Reseller will not make any claim or contest the use of any such Mark authorized by Midas. Reseller will not file or attempt to register any Mark or any mark confusingly similar thereto.

11. **Term and Termination**. This Agreement will commence on the Effective Date and remain in force for a term of one year, unless earlier terminated (“Term”). Thereafter, this Agreement will automatically renew for additional one (1) year periods. Either party may give written notice to the other party at least 30 days prior to expiry of the then current term of its intent not to renew this Agreement. Either Party may terminate this Agreement, effective immediately upon written notice if:

The other Party materially breaches this Agreement and fails to cure such breach, within thirty days after receipt of written notice of such breach;
The other Party dissolves, becomes insolvent or makes a general assignment for the benefit of its creditors;
A voluntary or involuntary petition or proceeding is commenced by or against the other Party under federal, state or foreign bankruptcy laws; or
The other party becomes insolvent, is unable to pay its debts as they become due or ceases to conduct business in the normal course.

Termination of this Agreement under this Section will be without prejudice to any other remedy which may be available to a party under applicable law.

11.1. **Effects of Termination.** Upon any termination or expiration of this Agreement: Reseller will cease to be an authorized reseller of Product and all rights and licenses granted to Reseller hereunder cease. Reseller will immediately cease all use and distribution of the Product; discontinue any use of the Marks; and cease to promote, solicit or procure orders for the Product.

11.2. **Continuing Obligations.** The termination of this Agreement will not release Reseller from the obligation to pay any sum Reseller may owe to Midas, or from the obligation to perform any other duty or to discharge any other liability incurred by Reseller. Termination will not release Midas from the warranties of the Product.

12. **Indemnification by Reseller**. Reseller will indemnify and hold Midas harmless from damages, liabilities, costs and expenses (including attorney's fees) Midas incurs as a result of any claim based on any breach of any representation or warranty, covenant or agreement by Reseller under this Agreement or any breach of this Agreement by Reseller. Midas will give written notice of any claim to Reseller, and at Reseller's expense, Midas will provide reasonable assistance which Reseller may reasonably request for the defense of the claim. Reseller has the right to control the defense or settlement of the claim, provided, however, that Midas has the right to participate in, but not control, any litigation for which indemnification is sought with counsel of its own choosing, at its own expense.

13. **Indemnification by Midas.** Midas will indemnify and hold Reseller harmless from liability for infringement of any patent, copyright, trademark, or other intellectual property rights of third parties that result from the sale of Products. Midas agrees to defend Reseller in such suits or those resulting from the use or sale of Products, including but not limited to, out of court settlements, court costs, reasonable attorney's fees or any judgment awarded at the conclusion of such suits subject to the understanding that Midas will have exclusive control over the defense and settlement of such suits. Midas's obligations under this Section are contingent upon Reseller giving prompt written notice to Midas of any such claim; allowing Midas to control the defense and settlement of any such claim; and furnishing Midas with reasonable assistance in the defense of the claim, so long as Midas pays Reseller's reasonable out-of-pocket expenses. Midas has no obligation under this Agreement for any claim of infringement to the extent it results from modifications to the Products made other than by Midas; failure of Reseller to use updated or modified Products provided by Midas to avoid a claim of infringement; compliance by Midas with designs, plans or specifications furnished by or on behalf of Reseller; or any opening of or other tampering with a Product by non-Midas personnel. THE PROVISIONS OF THIS SECTION STATE THE ENTIRE LIABILITY AND THE EXCLUSIVE REMEDY WITH RESPECT TO ANY ALLEGED INFRINGEMENT OF ANY THIRD-PARTY PATENTS, COPYRIGHTS, TRADEMARKS OR OTHER INTELLECTUAL PROPERTY RIGHTS.

14. **LIMITATION OF LIABILITY.** MIDAS IS NOT LIABLE UNDER ANY SECTION OF THIS AGREEMENT OR UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY

OR OTHER LEGAL OR EQUITABLE THEORY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES OF ANY KIND (INCLUDING WITHOUT LIMITATION LOST PROFITS, LOST REPUTATION), WHETHER OR NOT IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS. THIS EXCLUSION INCLUDES ANY LIABILITY THAT MAY ARISE OUT OF THIRD-PARTY CLAIMS AGAINST THE OTHER PARTY. IN NO EVENT IS MIDAS LIABLE FOR COSTS OF PROCUREMENT OF SUBSTITUTE GOODS BY RESELLER. IN ADDITION, IN NO EVENT WILL MIDAS' TOTAL LIABILITY UNDER THIS AGREEMENT EXCEED THE AMOUNT ACTUALLY RECEIVED BY MIDAS FROM RESELLER DURING THE 36 MONTHS PRECEDING THE EVENT THAT GAVE RISE TO SUCH MIDAS LIABILITY.

15. **Notice.** Any notices to the other Party will be given to the address list below or at such other address as the Party may specify in writing.

16. **Assignment.** The Parties may not assign this Agreement or any right or obligation, by operation of law or otherwise without prior written consent of the other Party.

17. **Independent Contractors.** The Parties are independent contractors, and no agency, partnership, joint venture, or employee-employer relationship is created by this Agreement.

18. **Severability.** The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.

19. **Headings.** The section headings contained in this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement.

20. **Interpretation.** The Parties agree this Agreement will be fairly interpreted in accordance with its terms without any strict construction in favor of or against either Party and that ambiguities will not be interpreted against the drafting party.

21. **Amendments.** No change or modification of this Agreement will be valid unless it is in writing and signed by both Parties.

22. **No Waiver.** A Party's failure to exercise or delay in exercising any right, power or privilege under this Agreement will not operate as a waiver; nor will any single or partial exercise of any right, power, or privilege preclude any other or further exercise thereof.

23. **Governing law.** This Agreement will be governed, construed, and enforced in accordance with the laws of the State of Texas, without regard to its conflict of laws rules. This Agreement is excluded from the provisions of the U.N. Convention on the International Sale of Goods.

24. **Arbitration.** Upon thirty days' written notice provided by either Party, any claim arising out of or related to this Agreement, the Goods, nonconformity, or alleged default that the Parties are unable to resolve, will be settled by arbitration conducted in Travis County, Texas, in accordance with the Commercial Arbitration Rules of the American Arbitration Association before

a single arbitrator admitted to practice of law in Texas. The arbitrator will base their decision on the facts presented and prepare a memorandum of decision setting forth findings of fact and conclusions of law. The arbitrator's decision is final, and judgment may be entered upon in any court having jurisdiction. Any claim for relief made pursuant to this Agreement must be made within one year from the date upon which the Party claiming relief knew or should have known of the cause of action constituting such claim. This Section is not a limitation of Midas' rights or remedies to file suit in a court of competent jurisdiction for the collection of amounts due to Midas, whether directly against Reseller or under applicable material payment bonds. The Parties agree the exclusive jurisdiction of any lawsuit between the Parties shall be in the courts located in Travis County, Texas.

25. **Compliance of Law.** The Parties will comply with any and all applicable laws, rules and regulations of the governmental authorities concerned.

26. **Force Majeure.** A Party is not liable for any failure of or delay in the performance of this Agreement for the period that such failure or delay is due to causes beyond its reasonable control, including but not limited to acts of God, war, strikes or labor disputes, embargoes, government orders or any other *force majeure* event. In the event of a threatened default or default as a result of any of the above causes, the defaulting party will exercise its best efforts to avoid and cure such default. In the event such an event prevents performance thereunder for a period in excess of 90 days, then the other Party may terminate this Agreement or cancel or suspend any Purchase Orders by a written notice to the defaulting party.

27. **Export and Import Controls.** Each Party is responsible for: (a) complying with export restrictions, laws and regulations; (b) securing permits and other licenses necessary to carry out its obligations under this Agreement; and (c) paying all tariffs, duties and the like, associated with its export of any goods or the use of any information in connection with the Products.

28. **Counterparts / Entire Agreement.** This Agreement may be executed in counterparts, each of which will be deemed to be an original, but which, taken together, will constitute one and the same agreement. This Agreement constitutes the entire agreement between the Parties with respect to its subject matter and constitutes and supersedes all prior agreements, representations and understandings of the parties, written or oral.

IN WITNESS WHEREOF, the Parties duly execute this Agreement as of the Effective Date.

Midas Green Technologies, LLC, by:	Edge Data Solutions, Inc., by
DocuSigned by: James P Koen	DocuSigned by: Delray Wannemacher
James P Koen, CEO	Delray Wannemacher, CEO
8107 Springdale Road, Suite 103	3550 Lenox Road NE. 21st Floor,
Austin, Texas 78724	Atlanta, GA 30326

Exhibit A

Model #	Description	MSRP
XCM4S-A-12	12U tank with air-cooling module	$12,693
XCM4S-W-12	12U tank with water-cooling module	$14,413
XCIT4-50SM	50U tank with single water-cooling module	$37,569
XCIT4-50RM	50U tank with redundant water-cooling modules	$62,873
XCIM	Spare Cooling Module for XCIT4 system.	$25,805
XCIC4-50C	50U tank with increased capacity and crypto-cooling module	$35,259
XCM4-C	Spare crypto-cooling module	$23,886

Specially Manufactured Products.

Midas' offers highly customizable solutions, including installing Products into commercial shipping containers. The MSRP for all Specially Manufactured Products must be confirmed prior to placing a Purchase Order. Midas offers the following reference prices for base-model containers, assuming standard 50U tanks, no redundancy, hybrid cooling towers, designed for Texas weather.

Voltage Requirement	kW Capacity	# of 50U Tanks	Product Cost / Watt
480V	400	4	$1.00
	600	6	$0.90
	1000	8	$0.84
415V	600	6	$0.83
	1,000	10	$0.78
	1,500	10	$0.75

Schedule 2.4

Parties exempt from the non-solicitation provisions of paragraph 2.4.

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